Exhibit 99.1

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

203.810.1000 / 203.810.1001 Fax

News Release

FOR IMMEDIATE RELEASE	Contact: Rachel Stern FactSet Research Systems Inc. 203.810.1000

FactSet Research Systems Reports Results for the Fourth Quarter of Fiscal 2010

NORWALK, Conn., September 21, 2010 – FactSet Research Systems Inc. (NYSE: FDS) (NASDAQ: FDS), a leading provider of integrated global financial information and analytical applications for the investment community, today announced its results for the fourth quarter of fiscal 2010.

For the quarter ended August 31, 2010, revenues were $168.2 million, up 8% compared to the prior year. Operating income for the fourth quarter increased to $57.4 million, a rise of 6% from $54.4 million in the same period of fiscal 2009. Net income advanced to $39.3 million as compared to $36.3 million a year ago. Diluted earnings per share increased to $0.83, up 12% from $0.74 in the same period of fiscal 2009. The fourth quarter of fiscal 2010 included revenues of $3.9 million from the acquisition of Market Metrics on June 1, 2010. Included in this quarter’s EPS were income tax benefits of $0.01 per share from higher levels of non-U.S. taxable income.

Consolidated Statements of Income

(Condensed and Unaudited)

	Three Months Ended August 31,			Twelve Months Ended August 31,
(In thousands, except per share data)	2010	2009	Change	2010	2009	Change
Revenues	$168,234	$155,462	8.2%	$641,059	$622,023	3.1%
Operating income	57,430	54,360	5.6%	221,634	211,030	5.0%
Other income	72	95	(24.2)%	547	1,092	(49.9)%
Provision for income taxes	18,211	18,180	0.2%	71,970	67,172	7.1%
Net income	$39,291	$36,275	8.3%	$150,211	$144,950	3.6%
Diluted earnings per share	$0.83	$0.74	12.2%	$3.13	$2.97	5.4%
Diluted weighted average shares	47,280	48,880		48,004	48,789

“We delivered strong ASV growth of $21 million in the quarter,” says Philip A. Hadley, Chairman and Chief Executive Officer. “With our broad product suite, we continue to enhance the productivity of our global client base.”

Annual Subscription Value (“ASV”)

ASV advanced $20.9 million organically during the quarter. Including $15.9 million from the acquisition of Market Metrics and $1.3 million from the impact from foreign currency, ASV increased $38 million over the last three months. ASV was $684 million at August 31, 2010, up 7% organically over the prior year. Of this total, 82% is derived from buy-side clients and the remainder is from the sell-side firms who perform M&A advisory work and equity research. ASV at any given point in time represents the forward-looking revenues for the next 12 months from all services currently being supplied to clients.

Financial Highlights – Fourth Quarter of Fiscal 2010

•	ASV from FactSet’s U.S. operations was $466 million and $218 million related to international operations.

•	U.S. revenues were $114.7 million, up 8% from the year ago quarter.

•	Non-U.S. revenues rose 8% to $53.5 million.

•	Operating margins were 34.1%.

•	Quarterly free cash flow rose 5% to $63.2 million.

•	Cash and investments in marketable securities were $196 million at August 31, 2010.

•	The effective tax rate for the quarter was 31.7%. The components of the effective tax rate are 32.9% for the full fiscal 2010 year partially offset by income tax benefits of 1.2%.

Operational Highlights – Fourth Quarter of Fiscal 2010

•	Professionals using FactSet increased to 42,800, up 2,400 users.

•	Client count was 2,110 at August 31, a net increase of 35 clients during the quarter.

•	Annual client retention rate was greater than 95% of ASV and 90% of clients.

•	Portfolio Analytics (“PA”) 2.0 was deployed by 693 clients representing 6,291 users. During the past three months the number of PA users increased by 312, while the number of PA clients rose by 22.

•

Employee count at August 31, 2010 was 4,116, up 485 employees during the quarter, driven by the expansion of FactSet’s proprietary content operations and the hiring of consultants and software engineers.

•	Capital expenditures were $7.1 million, including $3.7 million for computer equipment and the remainder for office space expansion.

•	On June 1, 2010, FactSet acquired Market Metrics, a leading market research firm in the U.S.

•	A regular quarterly dividend of $10.6 million or $0.23 per share was paid on September 21, to common stockholders of record as of August 31, 2010.

•

On June 14, 2010, the Board of Directors approved a $150 million expansion to the existing share repurchase program. The Company repurchased 541,390 shares for $39.2 million during the fourth quarter. Including the expansion, $159 million remains authorized for future repurchases.

•	Common shares outstanding at August 31, 2010 were 46.0 million.

Fiscal 2010 Highlights

•	Revenues increased 3% to $641 million.

•	Diluted earnings per share rose 5% to $3.13.

•	Free cash flow generated was $190 million, up 4% over the prior year.

•	Accounts receivable decreased $3 million over the last 12 months while ASV is up $61 million over the same period.

•	Employee count rose 39% since August 31, 2009.

•

Capital expenditures were $20 million, net of landlord contributions for construction of $0.5 million. Approximately 65% of capital expenditures were for computer equipment and the remainder covered office space expansion.

•	FactSet increased its quarterly dividend 15% from $0.20 to $0.23 per share in May 2010.

•	FactSet released the Company’s newest financial software platform in September 2009.

•	FactSet was named one of Fortune’s “100 Best Companies to Work For.”

•	FactSet Europe was named one of the “UK’s 50 Best Workplaces.”

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of September 21, 2010. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

First Quarter Fiscal 2011 Expectations

•	Revenues are expected to range between $169 million and $174 million.

•	EPS should range between $0.83 and $0.85. Both ends of this range include a $0.01 reduction to reflect the lapse of the U.S. Federal R&D tax credit on January 1, 2010.

Full Year Fiscal 2011

•	The 2011 guidance for capital expenditures, net of landlord contributions, is $22 million to $28 million.

Conference Call

The Company will host a conference call today, September 21, 2010 at 11:00 a.m. (EDT) to review the fourth quarter fiscal 2010 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

Forward-looking statements

This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like “expected,” “anticipates,” “plans,” “intends,” “projects,” “should,” “indicates,” “continues,” “subscriptions” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the current status of the global economy; the ability to integrate newly acquired companies and businesses;

the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company’s leading technological position; the impact of global market trends on the Company’s revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Non-GAAP Free Cash Flow

The presentation of free cash flow is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. Included in the just completed fourth quarter was $70.3 million of net cash provided by operations and $7.1 million of capital expenditures. Non-GAAP free cash flow is not intended as an alternative measure of cash flows provided by operating activities, as determined in accordance with GAAP in the U.S. FactSet uses this financial measure, both in presenting its results to shareholders and the investment community, and in the Company’s internal evaluation and management of the businesses. Management believes that this financial measure and the information FactSet provides are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. FactSet believes this measure is also useful to investors because it is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations along with its affiliates from more than twenty-three locations worldwide, including Boston, New York, Chicago, San Mateo, London, Frankfurt, Paris, Milan, Amsterdam, Tokyo, Hong Kong, Mumbai and Sydney.

FactSet Research Systems Inc.

Consolidated Statements of Income - Unaudited

	Three Months Ended August 31,		Twelve Months Ended August 31,
(In thousands, except per share data)	2010	2009	2010	2009
Revenues	$168,234	$155,462	$641,059	$622,023
Operating expenses
Cost of services	53,918	52,647	206,550	209,364
Selling, general and administrative	56,886	48,455	212,875	201,629

Total operating expenses	110,804	101,102	419,425	410,993
Operating income	57,430	54,360	221,634	211,030
Other income	72	95	547	1,092

Income before income taxes	57,502	54,455	222,181	212,122
Provision for income taxes	18,211	18,180	71,970	67,172

Net income	$39,291	$36,275	$150,211	$144,950

Diluted earnings per common share	$0.83	$0.74	$3.13	$2.97
Weighted average common shares (Diluted)	47,280	48,880	48,004	48,789

FactSet Research Systems Inc.

Consolidated Statements of Financial Condition - Unaudited

(In thousands)	August 31, 2010	August 31, 2009
ASSETS
Cash and cash equivalents	$195,741	$216,320
Accounts receivable, net of reserves	59,693	62,854
Prepaid FactSet Fundamentals database updates	—	1,787
Prepaid taxes	—	7,415
Deferred taxes	2,812	4,319
Other current assets	6,899	6,715

Total current assets	265,145	299,410
Property, equipment, and leasehold improvements, net	79,495	88,379
Goodwill	221,991	181,355
Intangible assets, net	52,179	46,350
Deferred taxes	18,400	12,295
Other assets	6,197	5,348

Total assets	$643,407	$633,137

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$23,976	$25,121
Accrued compensation	48,607	41,889
Deferred fees	25,034	23,005
Taxes payable	1,073	—
Dividends payable	10,586	9,348

Total current liabilities	109,276	99,363
Deferred taxes	2,530	3,794
Taxes payable	7,346	6,437
Deferred rent and other non-current liabilities	21,849	22,714

Total liabilities	$141,001	$132,308
Stockholders’ Equity
Common stock	$601	$581
Additional paid-in capital	344,144	248,840
Treasury stock, at cost	(607,798)	(414,995)
Retained earnings	786,844	676,626
Accumulated other comprehensive loss	(21,385)	(10,223)

Total stockholders’ equity	502,406	500,829

Total liabilities and stockholders’ equity	$643,407	$633,137

FactSet Research Systems Inc.

Consolidated Statements of Cash Flows - Unaudited

	Twelve Months Ended August 31,
(In thousands)	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$150,211	$144,950
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	37,343	34,337
Stock-based compensation expense	14,065	13,623
Deferred income taxes	(5,827)	(4,318)
Gain on sale of assets	(80)	(101)
Tax benefits from share-based payment arrangements	(24,492)	(4,374)
Changes in assets and liabilities, net of effects of acquisition
Accounts receivable, net of reserves	3,883	12,005
Accounts payable and accrued expenses	(1,308)	3,081
Accrued compensation	7,440	4,212
Deferred fees	(7,759)	(526)
Taxes payable, net of prepaid taxes	35,781	1,547
Prepaid fundamentals database updates	2,750	5,500
Prepaid expenses and other assets	281	(3,163)
Landlord contributions	483	2,636
Other working capital accounts, net	(1,690)	(1,639)

Net cash provided by operating activities	211,080	207,770
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	(55,180)	—
Proceeds from sales of investments	—	25,260
Purchases of property, equipment and leasehold improvements	(20,768)	(24,040)

Net cash (used in) provided by investing activities	(75,948)	1,220
CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(38,494)	(34,770)
Repurchase of common stock	(192,816)	(103,827)
Proceeds from employee stock plans	55,250	23,804
Tax benefits from share-based payment arrangements	24,492	4,374

Net cash used in financing activities	(151,568)	(110,419)
Effect of exchange rate changes on cash and cash equivalents	(4,143)	(237)

Net (decrease) increase in cash and cash equivalents	(20,579)	98,334
Cash and cash equivalents at beginning of period	216,320	117,986

Cash and cash equivalents at end of period	$195,741	$216,320